EXHIBIT 99.1

Outbrain Announces Fourth Quarter and Full Year 2021 Results

Record revenues of $290 million in Q4; FY 2021 growth of 32% to over $1 billion in revenues
Ex-TAC gross profit and Adjusted EBITDA exceed high end of guidance

NEW YORK, March 01, 2022 (GLOBE NEWSWIRE) -- Outbrain Inc. (Nasdaq: OB), a leading recommendation platform for the open web, announced today financial results for the quarter and full year ended December 31, 2021.

“We are pleased to report a strong finish to a pivotal year for Outbrain,” said David Kostman, Outbrain's Co-CEO. “We completed our IPO, grew our team by nearly 200 people, surpassed $1 billion in revenues with more advertisers than ever using our platform, and finished the year with the acquisition of video intelligence AG. I want to take this opportunity to thank our more than 1,000 employees that are making this happen every day. With a world class team, strong momentum in media partner wins and a strong balance sheet, I believe we are very well positioned to continue to execute across all of our main growth drivers.”

“As pioneers of our space, I'm most proud of our continued thought leadership and innovation on products and technologies that drive value for our media and advertising partners. I believe that leveraging our unique position with media owners to provide them with additional solutions to promote their business objectives and solidifying our differentiated product leadership with Smartlogic for media owners and Conversion Bid Strategy (CBS) and Engagement Bid Strategy (EBS) for advertisers will continue to fuel our growth,” added Yaron Galai, Outbrain’s Co-Founder and Co-CEO. “I’m excited about the deep product pipeline that will be positioning us to expand to broader services and value propositions for our partners in the future.”

Fourth Quarter and Full Year 2021 Key Financial Metrics:

	Three Months Ended December 31,				Twelve Months Ended December 31,
(in millions USD, except per share amounts, % Change approximate)	2021		2020	% Change	2021	2020	% Change
Revenue	$289.7		$245.4	18%	$1,015.6	$767.1	32%
Gross profit	67.5		58.5	15%	240.3	165.1	46%
Net income	39.0	*	14.0	178%	11.0	4.4	152%
Diluted EPS	0.58		0.26	123%	0.20	0.08	150%
Net cash (used in) provided by operating activities	(4.3)		9.5	(145)%	56.8	53.0	7%
Non-GAAP Financial Data**
Ex-TAC gross profit	76.7		65.4	17%	272.1	194.3	40%
Adjusted EBITDA	23.9		21.1	13%	88.9	41.1	116%
Adjusted net income	11.8		14.0	(16)%	45.5	13.2	244%
Adjusted diluted EPS	0.20		0.26	(23)%	0.84	0.25	236%
Free cash flow	(13.1)		6.9	(289)%	36.7	42.5	(14)%

* See reconciliation below; Net income for the three months ended December 31, 2021 includes, among other items, a one-time $31.8 million tax benefit due to a release of the valuation allowance on certain U.S. deferred tax assets.

** See non-GAAP reconciliations below

Fourth Quarter 2021 Highlights:

  Revenue increased 18% year over year to $289.7 million, compared to $245.4 million. Net revenue retention on existing media partners1 drove increased revenues of approximately $26 million or 10%, and approximately $18 million or 7% of additional growth came from new media partners.
  Gross profit increased 15% year over year to $67.5 million, compared to $58.5 million.
  Ex-TAC gross profit increased 17% year over year to $76.7 million, compared to $65.4 million.
  Net income of $39.0 million compared to $14.0 million in the prior year. Net income included a one-time tax benefit of $31.8 million due to a release of the valuation allowance on certain U.S. deferred tax assets.
  Adjusted net income of $11.8 million compared to $14.0 million in the prior year.
  Adjusted EBITDA increased by 13% to $23.9 million from $21.1 million in the prior year, primarily due to the increase in Ex-TAC gross profit, partially offset by increased operating expenses as we continue to invest in growth and costs of operating as a public company.
  Use of cash from operating activities was $4.3 million in the period and free cash flow was a use of $13.1, primarily driven by the timing of payments and increased capital expenditures; cash and cash equivalents were $455.4 million as of December 31, 2021.
  In Q4, we announced a definitive agreement to acquire video intelligence AG (“vi”), a Swiss-based Company, with a contextual video technology platform for digital and Connected TV media owners, for an aggregate purchase price of approximately $55 million. We completed the acquisition in January 2022.

Full Year 2021 Highlights:

  Revenue increased 32% year over year to $1,015.6 million, compared to $767.1 million.
  Gross profit increased 46% year over year to $240.3 million, compared to $165.1 million.
  Ex-TAC gross profit increased 40% year over year to $272.1 million, compared to $194.3 million.
  Net income of $11.0 million compared to $4.4 million in the prior year.
  Adjusted net income of $45.5 million compared to $13.2 million in the prior year.
  Adjusted EBITDA more than doubled to $88.9 million from $41.1 million in the prior year.
  Generated $56.8 million of net cash from operating activities and $36.7 million of free cash flow.
  During the third quarter of 2021, the Company raised $360 million. The Company completed the sale of $200 million aggregate principal amount of private notes. The Company also raised $160 million in gross proceeds from its IPO in July. Upon completion of the IPO, the private notes were exchanged for $236 million of convertible notes, which is on the balance sheet as of December 31, 2021.

Share Repurchase Authorization
On February 28, 2022, the Company’s Board of Directors authorized a new $30 million share repurchase program which is expected to be funded through cash generated from operations. The Company believes it is an attractive way to enhance shareholder value under current market conditions without compromising investments in growth opportunities.

The timing and actual number of shares repurchased under the program will depend on a variety of factors, including price, general business and market conditions, and other investment opportunities. Shares may be repurchased through privately negotiated transactions, or open market purchases, including through the use of trading plans intended to qualify under Rule 10b5-1 under the Exchange Act. The share repurchase program does not obligate Outbrain to acquire any particular amount of common stock, and the program and repurchases under the program may be commenced, suspended or terminated, as applicable, at any time by the Company at its discretion without prior notice.

2022 Full Year and First Quarter Guidance
The following forward-looking statements reflect our expectations. For the full year ended December 31, 2022, we expect:

  Ex-TAC gross profit of $324.0 million to $332.0 million
  Adjusted EBITDA of $94.0 million to $103.0 million

For the first quarter ending March 31, 2022, we expect:

  Ex-TAC gross profit of $63.5 million to $64.5 million
  Adjusted EBITDA of $8.0 million to $9.0 million

The above measures are forward-looking non-GAAP financial measures for which a reconciliation to the most directly comparable GAAP financial measure is not available without unreasonable efforts. See “Non-GAAP Financial Measures” below. In addition, our guidance is subject to risks and uncertainties, as outlined below in this release.

___________________
1 We calculate media partner net revenue retention at the end of each quarter by starting with revenue generated on media partners’ properties in the same period in the prior year, “Prior Period Retention Revenue.” We then calculate the revenue generated on these same media partners’ properties in the current period, “Current Period Retention Revenue.” Current Period Retention Revenue reflects any expansions within the media partner relationships, such as any additional placements or properties on which we extend our recommendations, as well as contraction or attrition. Our media partner net revenue retention in a quarter equals the Current Period Retention Revenue divided by the Prior Period Retention Revenue. These amounts exclude certain revenue adjustments and revenue recognized on a net basis. New media partners are defined as those relationships in which revenue was not generated in the prior year period, except for limited instances where residual revenue was generated on a media partner’s properties. In such instances, the residual revenue would be excluded from net revenue retention above.

Conference Call and Webcast Information
Outbrain will host an investor conference call this morning, Tuesday, March 1st at 8:30 am ET. Interested parties are invited to listen to the conference call which can be accessed live by phone by dialing 1-877-407-9208 or for international callers, 1-201-493-6784. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13726637. The replay will be available until March 15, 2022. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors Relations section of the Company’s website at https://investors.outbrain.com. The online replay will be available for a limited time shortly following the call.

Non-GAAP Financial Measures

In addition to GAAP performance measures, we use the following supplemental non-GAAP financial measures to evaluate our business, measure our performance, identify trends and allocate our resources: Ex-TAC gross profit, Adjusted EBITDA, free cash flow, adjusted net income and adjusted diluted EPS. These non-GAAP financial measures are defined and reconciled to the corresponding GAAP measures. These non-GAAP financial measures are subject to significant limitations, including those we identify below. In addition, other companies in our industry may define these measures differently, which may reduce their usefulness as comparative measures. As a result, this information, should be considered as supplemental in nature and is not meant as a substitute for revenue, gross profit, net income, diluted EPS or cash flows from operating activities presented in accordance with U.S. GAAP.

The Company is also providing first quarter and full year 2022 guidance on a non-GAAP basis. These forward-looking non-GAAP financial measures are calculated based on internal forecasts that omit certain amounts that would be included in GAAP financial measures. The Company has not provided quantitative reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures because it is unable, without unreasonable effort, to predict with reasonable certainty the occurrence or amount of all excluded items that may arise during the forward-looking period, which can be dependent on future events that may not be reliably predicted. Such excluded items could be material to the reported results individually or in the aggregate.

Ex-TAC Gross Profit

Ex-TAC gross profit is a non-GAAP financial measure. Gross profit is the most comparable GAAP measure. In calculating Ex-TAC gross profit, we add back other cost of revenue to gross profit. Ex-TAC gross profit may fluctuate in the future due to various factors, including, but not limited to, seasonality and changes in the number of media partners and advertisers, advertiser demand or user engagements.

We present Ex-TAC gross profit, Adjusted EBITDA, and Adjusted EBITDA as a percentage of Ex-TAC gross profit because they are key profitability measures used by our management and board of directors to understand and evaluate our operating performance and trends, develop short-and long-term operational plans and make strategic decisions regarding the allocation of capital. Accordingly, we believe that these measures provide information to investors and the market in understanding and evaluating our operating results in the same manner as our management and board of directors. There are limitations on the use of Ex-TAC gross profit in that traffic acquisition cost is a significant component of our total cost of revenue but not the only component and, by definition, Ex-TAC gross profit presented for any period will be higher than gross profit for that period. A potential limitation of this non-GAAP financial measure is that other companies, including companies in our industry, which have a similar business, may define ex-TAC gross profit differently, which may make comparisons difficult. As a result, this information, should be considered as supplemental in nature and is not meant as a substitute for revenue or gross profit presented in accordance with U.S. GAAP.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before charges related to exchange of senior notes upon IPO; interest expense; interest income and other income (expense), net; provision for income taxes; depreciation and amortization; stock-based compensation, and other income or expenses that we do not consider indicative of our core operating performance, including but not limited to, merger and acquisition costs, certain IPO related costs, regulatory matter costs and a prior year tax contingency. We present Adjusted EBITDA as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period.

We believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. However, our calculation of Adjusted EBITDA is not necessarily comparable to non-GAAP information of other companies. Adjusted EBITDA should be considered as a supplemental measure and should not be considered in isolation or as a substitute for any measures of our financial performance that are calculated and reported in accordance with GAAP.

Adjusted Net Income and Adjusted Diluted EPS

Adjusted net income (loss) is a non-GAAP financial measure, which is defined as net income (loss) excluding items that we do not consider indicative of our core operating performance, including but not limited to, charges related to the exchange of senior notes upon IPO, the cumulative incremental stock-based compensation expense impact for awards with an IPO performance condition, merger and acquisition costs, certain IPO related costs, deferred tax asset valuation allowance release, regulatory matter costs and a prior year tax contingency. Adjusted net income (loss), as defined above, is also presented on a per diluted share basis. We present adjusted net income (loss) and adjusted diluted EPS as supplemental performance measures because we believe they facilitate performance comparisons from period to period. However, adjusted net income (loss) or adjusted diluted EPS should not be considered in isolation or as a substitute for net income (loss) or diluted earnings per share reported in accordance with GAAP.

Free Cash Flow

Free cash flow is defined as cash flow from operating activities less capital expenditures and capitalized software development costs. Free cash flow is a supplementary measure used by our management and board of directors to evaluate our ability to generate cash and we believe it allows for a more complete analysis of our available cash flows. Free cash flow should be considered as a supplemental measure and should not be considered in isolation or as a substitute for any measures of our financial performance that are calculated and reported in accordance with GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. You can generally identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “guidance,” “outlook,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions that concern our expectations, strategy, plans or intentions. We have based these forward-looking statements largely on our current expectations and projections regarding future events and trends that we believe may affect our business, financial condition and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including but not limited to: overall advertising demand and traffic generated by our media partners; factors that affect advertising spending, such as economic downturns and unexpected events; any failure of our recommendation engine to accurately predict user engagement, any deterioration in the quality of our recommendations or failure to present interesting content to users or other factors which may cause us to experience a decline in user engagement or loss of media partners; limits on our ability to collect, use and disclose data to deliver advertisements; the effects of the ongoing and evolving COVID-19 pandemic, including the resulting global economic uncertainty, and measures taken in response to the pandemic; our ability to continue to innovate, and adoption by our advertisers and media partners of our expanding solutions; our ability to meet demands on our infrastructure and resources due to future growth or otherwise; our ability to extend our reach into evolving digital media platforms; our ability to maintain and scale our technology platform; our ability to grow our business and manage growth effectively; the success of our sales and marketing investments, which may require significant investments and may involve long sales cycles; the risk that our research and development efforts may not meet the demands of a rapidly evolving technology market; the loss of one or more of our large media partners, and our ability to expand our advertiser and media partner relationships; our ability to compete effectively against current and future competitors; failures or loss of the hardware, software and infrastructure on which we rely, or security breaches; our ability to maintain our profitability despite quarterly fluctuations in our results, whether due to seasonality, large cyclical events, or other causes; political and regulatory risks in the various markets in which we operate; the challenges of compliance with differing and changing regulatory requirements; and the risks described in the section entitled “Risk Factors” and elsewhere in the Quarterly Report on Form 10-Q filed for the quarter ended September 30, 2021 and in subsequent reports filed with the SEC. Accordingly, you should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those projected in the forward-looking statements. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Outbrain

Outbrain (Nasdaq: OB) is a leading recommendation platform for the open web. Our technology enables 10 billion daily recommendations to consumers across more than 7,000 online properties and connects advertisers to these audiences to grow their business. Founded in 2006, Outbrain is headquartered in New York with offices in 18 cities worldwide.

Media Contact

press@outbrain.com

Investor Relations Contact

IR@outbrain.com

(332) 205-8999

OUTBRAIN INC. Condensed Consolidated Statements of Operations (In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

	(Unaudited)
Revenue	$289,669	$245,438	$1,015,630	$767,142
Cost of revenue:
Traffic acquisition costs	212,973	179,990	743,579	572,802
Other cost of revenue	9,236	6,986	31,791	29,278
Total cost of revenue	222,209	186,976	775,370	602,080
Gross profit	67,460	58,462	240,260	165,062
Operating expenses:
Research and development	11,608	8,209	39,169	28,961
Sales and marketing	28,685	21,983	95,786	77,570
General and administrative	18,130	12,496	70,749	48,354
Total operating expenses	58,423	42,688	205,704	154,885
Income from operations	9,037	15,774	34,556	10,177
Other expense, net:
Charges related to exchange of senior notes upon IPO	—	—	(42,049)	—
Interest expense	(1,949)	(205)	(3,964)	(832)
Interest income and other income (expense), net	(1,100)	(1,373)	(3,078)	(1,695)
Total other expense, net	(3,049)	(1,578)	(49,091)	(2,527)
Income (loss) before provision for income taxes	5,988	14,196	(14,535)	7,650
(Benefit) provision for income taxes	(32,966)	187	(25,530)	3,293
Net income	$38,954	$14,009	$10,995	$4,357

Weighted average shares outstanding:
Basic	57,457,401	17,023,926	35,159,757	16,816,178
Diluted	69,103,927	20,608,218	53,894,347	20,186,802

Net income per common share:
Basic	$0.68	$0.32	$0.31	$0.10
Diluted	$0.58	$0.26	$0.20	$0.08

OUTBRAIN INC. Condensed Consolidated Balance Sheets (In thousands, except for number of shares and par value)

	December 31, 2021	December 31, 2020

	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$455,397	$93,641
Accounts receivable, net of allowances	192,814	165,449
Prepaid expenses and other current assets	27,873	18,326
Total current assets	676,084	277,416
Property, equipment and capitalized software, net	28,008	24,756
Intangible assets, net	5,719	9,812
Goodwill	32,881	32,881
Deferred tax assets	32,867	2,802
Other assets	20,331	8,819
TOTAL ASSETS	$795,890	$356,486
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$160,790	$118,491
Accrued compensation and benefits	23,331	23,000
Accrued and other current liabilities	99,590	109,747
Deferred revenue	4,784	5,512
Total current liabilities	288,495	256,750
Long-term debt	236,000	—
Other liabilities	14,620	17,105
TOTAL LIABILITIES	$539,115	$273,855

Convertible preferred stock, par value of $0.001 per share, 100,000,000 shares authorized and no shares issued and outstanding as of December 31, 2021, and 27,766,563 shares authorized and 27,652,449 shares of Series A, B, C, D, E, F, G and H issued and outstanding as of December 31, 2020.	—	162,444
STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock, par value of $0.001 per share−1,000,000,000 shares authorized, 58,015,075 shares issued and 56,701,394 shares outstanding as of December 31, 2021; 65,183,785 shares authorized and 17,439,488 share issued and 17,158,802 shares outstanding as of December 31, 2020.	58	17
Additional paid-in capital	434,945	95,055
Treasury stock, at cost, 1,313,681 shares as of December 31, 2021 and 280,686 shares as of December 31, 2020	(16,504)	(2,350)
Accumulated other comprehensive loss	(4,474)	(4,290)
Accumulated deficit	(157,250)	(168,245)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	256,775	(79,813)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’
EQUITY (DEFICIT)	$795,890	$356,486

OUTBRAIN INC. Condensed Consolidated Statements of Cash Flows (In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$38,954	$14,009	$10,995	$4,357
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Charges related to exchange of senior notes upon IPO	—	—	42,049	—
Depreciation and amortization of property and equipment	2,431	1,544	7,499	6,638
Amortization of capitalized software development costs	2,200	1,990	8,441	7,545
Amortization of intangible assets	843	922	3,530	4,326
Loss (gain) on sale of assets	2	16	5	(1,095)
Stock-based compensation	4,911	856	26,307	3,588
Provision for doubtful accounts	457	1,296	2,647	2,621
Deferred income taxes	(30,892)	(1,838)	(31,810)	(2,256)
Other	1,429	35	3,428	(1,371)
Changes in operating assets and liabilities:
Accounts receivable	(32,098)	(42,724)	(31,496)	(24,124)
Prepaid expenses and other current assets	411	(1,994)	(9,975)	(3,729)
Other assets	(10,834)	(337)	(11,025)	(1,821)
Accounts payable	21,747	16,313	42,977	31,429
Accrued and other current liabilities	(3,157)	18,274	(6,871)	24,109
Deferred revenue	(698)	1,272	(667)	2,159
Other	(21)	(173)	728	610
Net cash (used in) provided by operating activities	(4,315)	9,461	56,762	52,986

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(5,858)	(243)	(9,743)	(1,511)
Capitalized software development costs	(2,877)	(2,304)	(10,311)	(8,990)
Proceeds from sale of assets	—	—	—	1,117
Other	(6)	(8)	(47)	(39)
Net cash used in investing activities	(8,741)	(2,555)	(20,101)	(9,423)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from IPO common stock issuance, net of underwriting costs	—	—	148,800	—
Payment of initial public offering transaction costs	—	—	(3,695)	—
Proceeds from issuance of debt	—	—	200,000	—
Payment of deferred financing costs	(589)	—	(6,656)	—
Borrowings on revolving credit facility	—	—	—	10,000
Principal payments on capital obligation arrangements	—	—	—	(10,000)
Proceeds from exercise of common stock options and warrants	946	230	5,939	825
Tax withholdings on vested restricted stock awards	(13,488)	(127)	(14,154)	(280)
Principal payments on capital lease obligations	(1,018)	(1,084)	(4,340)	(4,773)
Net cash (used in) provided by financing activities	(14,149)	(981)	325,894	(4,228)

Effect of exchange rate changes	(52)	3,882	(1,030)	4,750

Net (decrease) increase in cash, cash equivalents and restricted cash	$(27,257)	$9,807	$361,525	$44,085
Cash, cash equivalents and restricted cash — Beginning	482,849	84,260	94,067	49,982
Cash, cash equivalents and restricted cash — Ending	$455,592	$94,067	$455,592	$94,067

OUTBRAIN INC. Non-GAAP Reconciliations (In thousands)

The following table presents the reconciliation of Gross profit to Ex-TAC Gross Profit, for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue	$289,669	$245,438	$1,015,630	$767,142
Traffic acquisition costs	(212,973)	(179,990)	(743,579)	(572,802)
Other cost of revenue	(9,236)	(6,986)	(31,791)	(29,278)
Gross profit	67,460	58,462	240,260	165,062
Other cost of revenue	9,236	6,986	31,791	29,278
Ex-TAC Gross Profit	$76,696	$65,448	$272,051	$194,340

The following table presents the reconciliation of net income to Adjusted EBITDA, for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income	$38,954	$14,009	$10,995	$4,357
Charges related to exchange of senior notes upon IPO	—	—	42,049	—
Interest expense and other income (expense), net	3,049	1,578	7,042	2,527
(Benefit) provision for income taxes	(32,966)	187	(25,530)	3,293
Depreciation and amortization	5,474	4,456	19,470	18,509
Stock-based compensation	4,911	856	26,307	3,588
Regulatory matter costs	2,551	—	6,361	—
Merger and acquisition, IPO costs(1)	1,890	(24)	2,190	11,168
Tax contingency(2)	—	—	—	(2,297)
Adjusted EBITDA	$23,863	$21,062	$88,884	$41,145
Adjusted EBITDA as % of Ex-TAC Gross Profit	31.1%	32.2%	32.7%	21.2%

_______________________________________________
(1)  Primarily includes costs related to our terminated merger with Taboola.com Ltd. (“Taboola”), costs related to our acquisition of video intelligence AG (“vi”), and costs related to our initial public offering and SOX implementation.
(2) Reflects a reversal of a tax contingency recorded within operating expenses in 2019 and a corresponding charge to income tax expense in 2020, net of foreign exchange impact.

The following table presents the reconciliation of net income and diluted EPS to adjusted net income and adjusted diluted EPS, respectively, for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income	$38,954	$14,009	$10,995	$4,357
Adjustments:
Charges related to exchange of senior notes upon IPO	—	—	42,049	—
IPO related stock-based compensation (1)	—	—	16,468	—
Regulatory matter costs	2,551	—	6,361	—
Merger and acquisition, IPO costs (2)	1,890	(24)	2,190	11,168
Tax contingency (3)	—	—	—	(2,297)
Total adjustments, before tax	4,441	(24)	67,068	8,871
Income tax effect	239	64	(771)	13
Valuation allowance release (4)	(31,788)	—	(31,788)	—
Total adjustments, after tax	(27,108)	40	34,509	8,884
Adjusted net income	$11,846	$14,049	$45,504	$13,241

Adjusted net income	$11,846	$14,049	$45,504	$13,241
Less: undistributed earnings allocated to participating securities	—	(8,669)	—	(8,171)
Add: interest on convertible debt	1,741	—	3,094	—
Adjusted net income attributable to common stockholders used to compute adjusted net income per common share	$13,587	$5,380	$48,598	$5,070

Weighted average shares used to compute diluted net income per common share	69,103,927	20,608,218	53,894,347	20,186,802
Convertible debt (5)	—	—	3,957,041	—
Adjusted weighted average shares used to compute adjusted diluted net income per common share	69,103,927	20,608,218	57,851,388	20,186,802

Diluted net income per common share - reported	$0.58	$0.26	$0.20	$0.08
Adjustments, after tax	(0.38)	—	0.64	0.17
Diluted net income per common share - adjusted	$0.20	$0.26	$0.84	$0.25

_______________________________________________
(1)  Reflects the one-time cumulative incremental stock-based compensation expense impact for awards with an IPO performance condition.
(2)  Primarily includes costs related to our terminated merger with Taboola.com Ltd. (“Taboola”), costs related to our acquisition of video intelligence AG (“vi”), and costs related to our initial public offering and SOX implementation.
(3)  Reflects a reversal of a tax contingency recorded within operating expenses in 2019 and a corresponding charge to income tax expense in 2020, net of foreign exchange impact.
(4)  Reflects a significant one-time tax benefit due to a release of the valuation allowance on certain U.S. deferred tax assets.
(5) The Company uses the if-converted method to compute diluted earnings per share with respect to its convertible senior notes. Reported and adjusted weighted average shares used to compute reported and adjusted diluted earnings per share for the three months ended December 31, 2021 include the dilutive effect of convertible senior notes of 9,440,000 shares. Reported weighted average shares used to compute reported diluted earnings per share for the year ended December 31, 2021 do not include the effect of convertible senior notes of 9,440,00 because they were antidilutive. Adjusted diluted earnings per share for the year ended December 31, 2021 includes the dilutive effect of convertible senior notes from the date of issuance.

The following table presents the reconciliation of net cash (used in) provided by operating activities to free cash flow, for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net cash (used in) provided by operating activities	$(4,315)	$9,461	$56,762	$52,986
Purchases of property and equipment	(5,858)	(243)	(9,743)	(1,511)
Capitalized software development costs	(2,877)	(2,304)	(10,311)	(8,990)
Free cash flow	$(13,050)	$6,914	$36,708	$42,485